Exhibit 1

                             Joint Filing Agreement

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the no par value Common Stock of Bion Environmental Technologies, Inc. and that this agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts all of which when taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 28th day of April, 2000.

D2 CO., LLC

By:   /s/ David Mitchell
   ------------------------------
Name: David Mitchell
Title: Sole Member

     /s/ David Mitchell
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DAVID MITCHELL